 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. COMPLETES REDEMPTION OF PREFERRED STOCK

Addison, Texas, August 19, 2013; ULURU Inc. (OTCQB: ULUR), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has completed the redemption of all of the Company’s outstanding preferred stock.

On August 15, 2013, the Company provided notice to Ironridge Global III, LLC for the redemption of all of the Company’s Series A Preferred Stock held by Ironridge Global, a total of 65 Series A Preferred shares which, if elected, would have converted into 928,571 shares of common stock at a conversion price of $0.70 per share.  An affiliate of Ironridge Global III, LLC, the issuer of promissory notes held by the Company, due 7.5 years from the issue date, in the principal amount of $969,000, agreed to accept the cancellation of the promissory notes held by the Company in exchange for the redemption of the Series A Preferred shares.

Commenting on the redemption, Kerry P. Gray, President and CEO of ULURU, stated, “We are very pleased to have completed the redemption of all outstanding preferred stock without having to use any of our cash resources.  This transaction avoids the potential for the issuance of additional shares of common stock upon conversion and simplifies our capital structure.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to the benefits of redeeming the Company’s preferred stock, the simplification of our capital structure due to the redemption, and the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed by us with the Securities and Exchange Commission.